                                                            Exhibit 99



For Immediate Release                                       March 4, 1998


From:

The Aristotle Corporation                                   (NASDAQ:ARTL)
78 Olive Street
New Haven, CT  06511
Contact:
Paul McDonald (203) 867-4090



                  Aristotle Announces Sale of Strouse, Adler



  New Haven, CT - The Aristotle Corporation (NASDAQ: ARTL) announced today that it has entered into a definitive agreement for the sale of its Strouse, Adler business to Sara Lee Corporation for an aggregate purchase price of $21.5 million.

  The Strouse, Adler Company, Aristotle's sole operating subsidiary, manufactures and distributes women's intimate apparel. Upon consummation of the transaction, anticipated in late Spring, Strouse, Adler's business will be operated by Sara Lee Intimates, a division of Sara Lee Corporation.

  "For a number of months, Aristotle's Board has been reviewing the Company's long-term strategic objectives, and decided to take advantage of Strouse, Adler's strong recent growth trends to accept this attractive offer from Sara Lee," commented John J. Crawford, Aristotle's Chairman and CEO. "Sara Lee is an ideal purchaser. It is a major player in women's intimate apparel and it is in a position to consummate the transaction quickly."

  Mr. Crawford continued, "With the net proceeds from the sale after expenses and certain taxes anticipated to approximate $8 million, we expect to have total cash available of approximately $12 million. With this cash and our substantial net operating loss carryforward, Aristotle is now poised to exploit its resources in other endeavors, most likely through new acquisitions."

  Aristotle currently has 1.1 million shares of common stock outstanding, and
1.9 million on a fully diluted basis. "On a pro forma basis, had the consummation of this transaction and the recent $2.3 million investment by Geneve occurred on December 31, 1997, and had the Company's preferred stock and options been converted into common stock, the Company's net book value per share on a fully diluted basis would have been $6.35," stated Paul M. McDonald, Aristotle's Chief Financial Officer.

  The transaction has been structured as a purchase of assets and an assumption of selected liabilities. The purchase price includes a lump sum non-competition payment and is subject to possible adjustment upon determination of certain balance sheet items and of compliance with certain representations and warranties. The transaction is subject to the satisfaction of several conditions precedent, including approval of Aristotle's shareholders, the approval of Sara Lee's Board of Directors which is scheduled to meet later this month, and the expiration of the applicable waiting period under the Hart-Scott-Rodino Anti-Trust Act.

  In connection with the execution of the definitive agreement, Aristotle shareholders representing a combined voting power of approximately 35% percent, executed an agreement to vote in favor of the sale, and Aristotle agreed, among other things, to the payment of $995,000 in break-up fees (plus costs) in certain circumstances.

Peter J. Solomon Company is serving as Aristotle's financial advisor with respect to the transaction.

     Aristotle is traded on the NASDAQ exchange under the symbol ARTL.